Item 26 (n)(ii)

[SUTHERLAND LETTERHEAD]

April 26, 2011

Board of Directors
Transamerica Life Insurance Company
Transamerica Corporate Separate Account Sixteen
4333 Edgewood Road, NE
Cedar Rapids, IA  52499

Re:	Transamerica Corporate Separate Account Sixteen Advantage X File Nos. 333-109579/811-21440

To the Board of Directors

We hereby consent to the reference to our name under the caption "Legal Matters" in the Statement of Additional Information filed as part of Post-Effective Amendment 17 to the Form N-6 registration statement for Transamerica Corporate Separate Account Sixteen (File No. 333-109579).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:                  /s/ Frederick R. Bellamy
Frederick R. Bellamy